Exhibit 99.1

May 14, 2012

NORTHWEST PIPE REPORTS Q1 2012 FINANCIAL RESULTS AND

ANNOUNCES CONFERENCE CALL

Vancouver, WA, May 14, 2012. Northwest Pipe Company (NASDAQ: NWPX) today announced its financial results for the first quarter of 2012. The Company will broadcast its first quarter 2012 earnings conference call on Tuesday, May 15, 2012, at 9:00 am PDT.

First Quarter 2012 Results

Net sales for the quarter ended March 31, 2012 increased 27.6% to $142.2 million compared to $111.5 million in the quarter ended March 31, 2011. Gross profit was $16.5 million (11.6% of net sales) in the first quarter of 2012, an increase from $14.8 million (13.2% of net sales) in the same quarter of 2011. Net income for the first quarter of 2012 was $4.7 million or $0.50 per diluted share compared to $2.9 million or $0.31 per diluted share for the same period in 2011.

Water Transmission sales decreased by 0.4% to $58.4 million in the first quarter of 2012 from $58.6 million in the first quarter of 2011. The decrease in sales was due to an 11% decrease in volume, partially offset by a 12% increase in selling price per ton. Water Transmission gross profit decreased to $9.7 million (16.6% of segment net sales) in the first quarter of 2012 from $9.9 million (16.9% of segment net sales) in the same quarter of the prior year. The decrease in gross profit was due to a 19% increase in steel cost during the first quarter of 2012 over the same period in 2011.

Tubular Products sales increased 58.6% to $83.7 million in the first quarter of 2012 from $52.8 million in the first quarter of 2011, driven by a 40% increase in tons sold from 47,500 tons to 66,600 tons and a 17% increase in the average selling price per ton. The most significant increase in volume was for energy pipe, resulting from increases in sales related to natural gas and oil drilling operations. Tubular Products gross profit increased by 39.5% to $6.8 million (8.1% of segment net sales) in the first quarter of 2012 from $4.9 million (9.2% of segment net sales) in the same quarter of 2011. While gross profit increased with the increase in sales, it was tempered by higher steel costs as selling prices did not increase as rapidly as steel costs in the first quarter of 2012.

As of March 31, 2012, the backlog of orders was approximately $198 million, with the Water Transmission segment representing approximately $161 million and the Tubular Products segment representing approximately $37 million. This compared to a total backlog of orders of $258 million as of March 31, 2011, with the Water Transmission segment representing approximately $194 million and the Tubular Products segment representing approximately $64 million. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that they have been the successful bidder even though a binding agreement has not been executed.

Outlook

“We have seen increases in sales and net income in the first quarter of 2012 as compared to the first quarter of 2011,” said Richard Roman, President and Chief Executive Officer of the Company. “As previously discussed and reflected in our backlog numbers, we experienced a decline in bidding activity for our Water Transmission segment which we expect will result in lower sales and gross profit for that segment as we look forward in 2012. However, we anticipate strong energy markets for our Tubular Products Group will continue through 2012, resulting in increased sales and gross profit for that segment. We expect we will start seeing improved margins in our Tubular Products Group in the second half of 2012 as compared to 2011 as we complete the expansion project in our Atchison, Kansas facility in May and continue our cost improvement program in place throughout our Tubular Products facilities.”

Conference Call

The Company will hold its first quarter 2012 earnings conference call on Tuesday, May 15, 2012 at 9 am PDT. The live call can be accessed by dialing 800-369-3340 passcode NWPIPE. For those unable to attend the live call, a replay will be available approximately one hour after the event and will remain available for 30 days by dialing 866-460-3221 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of products including energy, construction, agriculture and industrial systems. The Company is headquartered in Vancouver, Washington and has ten manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Richard A. Roman are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2011 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Net sales:
Water Transmission	$58,431	$58,645
Tubular Products	83,744	52,813

Net sales	142,175	111,458
Cost of sales:
Water Transmission	48,732	48,751
Tubular Products	76,943	47,939

Total cost of sales	125,675	96,690
Gross profit:
Water Transmission	9,699	9,894
Tubular Products	6,801	4,874

Total gross profit	16,500	14,768
Selling, general, and administrative expense	7,321	7,289

Operating income (loss):
Water Transmission	8,024	8,261
Tubular Products	6,196	3,849
Corporate	(5,041)	(4,631)

Operating income	9,179	7,479
Other expense	36	113
Interest income	(41)	—
Interest expense	1,640	2,618

Income before income taxes	7,544	4,748
Provision for income taxes	2,810	1,816

Net income	$4,734	$2,932

Basic earnings per share	$0.51	$0.32

Diluted earnings per share	$0.50	$0.31

Shares used in per share calculations:
Basic	9,369	9,304

Diluted	9,412	9,344

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	March 31, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$88	$182
Trade and other receivables, net	64,872	69,894
Costs and estimated earnings in excess of billings on uncompleted contracts	44,144	38,029
Inventories	98,612	107,169
Other current assets	12,206	11,649

Total current assets	219,922	226,923
Property and equipment, net	153,225	152,846
Other assets	34,361	33,604

Total assets	$407,508	$413,373

Liabilities:
Current maturities of long-term debt	$9,012	$9,072
Accounts payable	21,444	20,248
Accrued liabilities	21,579	19,175
Billings in excess of cost and estimated earnings on uncompleted contracts	4,364	7,814

Total current liabilities	56,399	56,309
Note payable to financial institution	53,807	62,000
Other long-term debt, less current maturities	20,836	24,418
Other long-term liabilities	30,925	30,379

Total liabilities	161,967	173,106
Stockholders’ equity	245,541	240,267

Total liabilities and stockholders’ equity	$407,508	$413,373